Exhibit 4.90

OPTION AGREEMENT

BETWEEN

DRYSHIPS INC.

AND

CERTAIN CLIENTS OF TMS CARDIFF GAS LTD.

THIS AGREEMENT (the "Agreement") is entered into this 12th day of January 2017.

BETWEEN

DRYSHIPS INC., a corporation incorporated and existing under the laws of the Republic of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 or a company nominated bt Dryships Inc.(hereinafter referred to as "Dryships"); and

CERTAIN CLIENTS OF TMS CARDIFF GAS LTD., being the buying companies that own certain vessel construction contracts at a Korean yard ("Clients of TMS"),

Dryships and the respective Client of TMS also referred to as the "Parties"

WHEREAS:

(I)
Clients of TMS have entered into agreements to construct high specifications Very Large Gas Carriers under hull no. S881, S882, S883 and 5884 (the "Vessels") (all 78,700 CBM) capable of carrying liquefied petroleum gas ("LPG") at Hyundai Samho Heavy Industries Co. Ltd.(the "Yard"), which are going to be employed on long term charters to major oil companies and oil traders, summarized as follows:

a.
a Shipbuilding Contract dated 10th September 2015 between the Yard as Builder and VLGC ALPHA OWNING LTD as Buyer (the "S881 Buyer"), including the specifications and plans therein referred to and all appendices, other addenda and supplements thereto and all modifications which may have been made thereto (the "S881 Shipbuilding Contract"), whereby the Yard agreed to design, build, launch, equip and complete one high specifications Very Large Gas Carrier under hull no 5881 (the "S881 Vessel") and to deliver and sell the 5881 Vessel to the 5881 Buyer, and the 5881 Buyer agreed to purchase and take delivery of the 5881 Vessel from the Yard on the terms and conditions of the 5881 Shipbuilding Contract. Pursuant to the provisions of Article X of the 5881 Shipbuilding Contract a Performance Guarantee was issued by CARDIFF LPG SHIPS L'I'D on 10th September 2015 securing the 5881 Buyer's obligations under the S881 Shipbuilding Contract. (the "S881 Performance Guarantee")

b.
a Time Charter Party dated 15th September 2015 between Shell International Trading and Shipping Company as Charterer (the "Shell Charterer") and the 5881 Buyer as Owner, including all appendices, other addenda and supplements thereto and all modifications which may have been made thereto (the "S881 Charter Party"), whereby the Shell Charterer agreed to charter the S881 Vessel for a period of five (5) years plus three (3) optional periods of one (1) year each in Shell Charterer's option. Pursuant to the provisions of Article 48 of the S881 Charter Party a Performance Guarantee was issued by

CARDIFF LPG SHIPS LTD securing the 5881 Buyer's obligations under the S881 Charter Party (the "S881 Guarantee")

c.
a Shipbuilding Contract dated 10th September 2015 between the Yard as Builder and VLGC BETA OWNING LTD as Buyer (the "S882 Buyer"), including the specifications and plans therein referred to and all appendices, other addenda and supplements thereto and all modifications which may have been made thereto (the "5882 Shipbuilding Contract"), whereby the Yard agreed to design, build, launch, equip and complete one high specifications Very Large Gas Carrier under hull no S882 (the "S882 Vessel") and to deliver and sell the S882 Vessel to the S882 Buyer, and the 5882 Buyer agreed to purchase and take delivery of the S882 Vessel from the Yard on the terms and conditions of the S882 Shipbuilding Contract. Pursuant to the provisions of Article X of the S882 Shipbuilding Contract a Performance Guarantee was issued by CARDIFF LPG SHIPS LTD on 10th September 2015 securing the S882 Buyer's obligations under the S882 Shipbuilding Contract (the "S882 Performance Guarantee")

d.
a Time Charter Party dated 15th September 2015 between Shell Character as Charterer and the S882 Buyer as Owner, including all appendices, other addenda and supplements thereto and all modifications which may have been made thereto (the "S882 Charter Party"), whereby the Shell Charterer agreed to charter the S882 Vessel for a period of five (5) years plus three (3) optional periods of one (1) year each in Shell Charterer's option. Pursuant to the provisions of Article 48 of the S882 Charter Party a Performance Guarantee was issued by CARDIFF LPG SHIPS LTD securing the S882 Buyer's obligations under the S882 Charter Party (the "S882 Guarantee")

e.
a Shipbuilding Contract dated 10th September 2015 between the Yard as Builder and VLGC GAMMA OWNING LTD as Buyer (the "S883 Buyer"), including the specifications and plans therein referred to and all appendices, other addenda and supplements thereto including the amendment agreement no.1 dated 11th November 2015 and all modifications which may have been made thereto (the "S883 Shipbuilding Contract"), whereby the Yard agreed to design, build, launch, equip and complete one high specifications Very Large Gas Carrier under hull no 5883 (the "S883 Vessel") and to deliver and sell* the 5883 Vessel to the S883 Buyer, and the 5883 Buyer agreed to purchase and take delivery of the S883 Vessel from the Yard on the terms and conditions of the 5883 Shipbuilding Contract. Pursuant to the provisions of Article X of the S883 Shipbuilding Contract a Performance Guarantee was issued by CARDIFF LPG SHIPS LTD on 10th September 2015 securing the S883 Buyer's obligations under the 5883 Shipbuilding Contract. (the "S883 Performance Guarantee")

f.
a Time Charter Party dated 10th November 2015 between Clearlake Shipping Pte Ltd as Charterer (the "Clearlake Charterer") and the 5883 Buyer as Owner, including all appendices, other addenda and supplements thereto and all modifications which may have been made thereto (the "S883 Charter Party"), whereby the Clearlake Charterer agreed to charter the 5883 Vessel for a period of ten (10) years.

g.	a Shipbuilding Contract dated 10th September 2015 between the Yard as Builder and VLGC DELTA OWNING LTD as Buyer (the "S884 Buyer"),

including the specifications and plans therein referred to and all appendices, other addenda and supplements thereto and all modifications which may have been made thereto including the amendment agreement no.1 dated 11th November 2015 (the "S884 Shipbuilding Contract"), whereby the Yard agreed to design, build, launch, equip and complete one high specifications Very Large Gas Carrier under hull no S884 (the "S884 Vessel") and to deliver and sell the S884 Vessel to the 5884 Buyer, and the S884 Buyer agreed to purchase and take delivery of the 5884 Vessel from the Yard on the terms and conditions of the S884 Shipbuilding Contract. Pursuant to the provisions of Article X of the S884 Shipbuilding Contract a Performance Guarantee was issued by CARDIFF LPG SHIPS LTD on 10th September 2015 securing the S884 Buyer's obligations under the 5884 Shipbuilding Contract. (the "S884 Performance Guarantee")

h.
a Time Charter Party dated 10th November 2015 between Clearlake Charterer as Charterer and the S884 Buyer as Owner, including all appendices, other addenda and supplements thereto and all modifications which may have been made thereto (the "S884 Charter Party"), whereby the Clearlake Charterer agreed to charter the 5884 Vessel for a period of ten (10) years.

(II)
Dryships, having reviewed and accepted the terms and conditions of the above shipbuilding contracts and charter parties, wishes to enter into an agreement with the Clients of TMS, to obtain four (4) Options to acquire the Vessels to be declared until 4th April 2017 and Clients of TMS wish to grant such options to Dryships. The exercise price for each of the Vessels is USD 83,500,000.

(III)	Clients of TMS have granted full and exclusive authority to Tms Cardiff Gas Ltd. to negotiate on their behalf and to execute an eventual agreement, including this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth it is hereby agreed as follows:

1.          GRANT OF OPTION

In consideration of the payment by Dryships to Clients of TMS of the sum of United States Dollars four (US$4.00) (or US$1.00 per vessel) and for other good and valuable consideration, receipt and adequacy of which are hereby acknowledged, Clients of TMS hereby grant to Dryships, or a company nominated by Dryships, four options (individually an 'Option' or collectively the "Options"), or one Option per vessel at the ex exercise price mentioned above, to acquire any one, several or all of the Vessels on terms to be mutually agreed by the Parties.

2.          EXERCISE OF OPTION

Each Option shall be valid until and including 24.00 hours (London time) on 4th April 2017 (the "Validity") or such later date to which the Parties have mutually agreed. Dryships may exercise the Option by giving notice to Clients of TMS by e-mail or telefax at any time within the Validity. If Dryships does not exercise the Option within the Validity, including any mutually agreed extension, the Option shall be null and void without necessity for any further action.

3.          EXECUTION OF CONTRACT

If Dryships or a company nominated by Dryships does exercise the Option within the Validity, including any mutually agreed extension, the Parties shall execute a share purchase agreement or novation of the shipbuilding contract within one (1) week from the notice of exercise of the Option by Dryships or any other date, mutually agreed by the Parties.

If Dryships or a company nominated by Dryships does exercise the Option within the Validity, including any mutually agreed extension, Dryships undertakes that within 90 days as of the date of exercise the Option, Dryships or a company nominated by Dryships will provide its counter guarantee in relation to the guarantee(s) provided under the relevant shipbuilding contract and/or charter party referred in Recital I hereof as mutually agreed by the Parties.

In case two (2) or more Options are exercised then Dryships or a company nominated by Dryships may acquire at its discretion through relevant share purchase agreement the shares of Cardiff LPG Ships Ltd and/or Cardiff LNG Ships Ltd both of Marshall Islands. In such an event no counter guarantee in relation to the guarantee(s) provided under the relevant shipbuilding contract and/or charter party will be required to be issued by Dryships or a company nominated by Dryships.

4.          EFFECTIVE DATE

This Agreement shall become effective and binding on the Parties on the date of the Agreement.

5.          ASSIGNMENT

Neither Party may assign its rights under this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld; provided that Dryships may assign its rights under this Agreement to any affiliate of Dryships without consent.

6.          NOTICES

Every notice given under this Agreement shall be in writing and shall be deemed given when delivered personally, by registered or certified mail, fax or e-mail to the address of the Party receiving such notice stated below. Any notice sent by fax shall be confirmed by prepaid first class letter posted as soon as practicable thereafter but the failure of the addressee to receive such letter shall not prejudice the validity or effect of such telefax notice.

Except as otherwise provided hereunder the addresses of the Parties for the purposes of notices under this Agreement shall be:

DRYSHIPS INC.
Athens Licensed Shipping Office
109 Kifissias Avenue & Sina Street
Amaroussion, GR-15124
Athens, Greece
Attn: Mr. Dimitrios Dreliozis, Vice President-Finance
Phone: + 30 210 8090551
Fax.: + 30 210 8090575
Email: management@dryships.com

CLIENTS OF TMS CARDIFF GAS LTD.
c/o TMS CARDIFF GAS LTD.
Athens Licensed Shipping Office
Omega Building, 80 Kiffissias Avenue
Amaroussion, GR-15125
Athens, Greece
Attn: Mr. Ioannis Psilopoulos
          Legal Representative in Greece
Fax.: + 30 210 8090205
Email: management@tms-cardiffgas.gr

7.          CONFIDENTIALITY

The Parties hereto undertake to keep the existence of this Agreement and the terms hereof strictly confidential, and shall not disclose same to any third parties without express prior written consent from the other party unless disclosing party demonstrates that such disclosure is required to comply with the applicable stock exchange or other laws and regulation.

8.          GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of England.

Any claim, dispute or difference shall be settled by arbitration in accordance with Arbitration Act 1996, or any statutory modification or re-enactment thereof for the time being in force.

The language to be used in the arbitration proceedings shall be English.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed with effect as of the day and year first above written.

BUYER:		SELLER:

For and on behalf of DRYSHIPS INC.:		CLIENTS OF TMS CARDIFF GAS LTD.

/s/ Dimitrios Dreliozis		/s/ Georgios Kourelis
By: Title:	Dimitrios Dreliozis Vice President-Finance	TMS CARDIFF GAS LTD for and on behalf of CLIENTS OF CARDIFF
		By:	Georgios Kourelis
		Title	Attorney-in-fact